EXHIBIT 99.1

Unrivaled Brands Announces Preliminary Year-End 2022 Results

Reports 65% Year Over Year Revenue Increase in Retail Operations and 41% Decrease in Total Liabilities

SANTA ANA, Calif., February 21, 2023 (GLOBE NEWSWIRE) – Unrivaled Brands, Inc. (OTCQB: UNRV) (“Unrivaled,” “Unrivaled Brands,” or the “Company”), a cannabis company with retail and cultivation operations in California, announces preliminary and unaudited financial results for its fiscal year and quarter ended December 31, 2022.

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As previously reported, new management of the Company began a strategic restructuring of the Company during the third quarter of 2022, which resulted in the Company discontinuing several unprofitable subsidiaries. On December 28, 2022, Unrivaled completed the divestiture of LTRMN, Inc. and Psychonaut Oregon, LLC, which represented all of the Company’s operations in Oregon, and which are now considered discontinued operations. All prior year numbers reflected herein account for such divestiture.

Preliminary Fiscal Year 2022 (“FY 2022”) Highlights

•	Revenue from continuing operations for FY 2022 grew 10% over the prior year to $52.5 million.

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The growth in revenue from continuing operations for FY 2022 was driven by a 65% increase in revenue from the Company’s cannabis retail stores to $40.4 million, up from $24.5 million in the prior year.

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Retail revenue increases were partially offset by lower cannabis cultivation and distribution sales which were negatively impacted by a restructuring of the Company’s cannabis brands resulting in fewer active products and a reduction in internal sales force.

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The Company reduced total liabilities by 41% to $71.1 million at December 31, 2022, down from $120.7 million at the end of the prior year. This decrease was the result of concerted efforts to renegotiate or settle debt, pay down creditors, and improve working capital. Excluding ASC 842 lease liabilities, total liabilities at December 31, 2022 was $58.8 million.

Preliminary Fourth Quarter 2022 Highlights

•	Fourth quarter revenue from the Company’s four continuing cannabis retail stores was $8.5 million versus $13.3 million from six stores in the comparative prior year quarter.

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During the fourth quarter, the Company entered into a Management Services Agreement with Brick City Productions, Inc. and its previously shuttered Blüm store in San Leandro, California, was reopened just prior to year-end.

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Patty Chan, Interim Chief Financial Officer of Unrivaled stated, “Since coming on board in August of 2022, our new management team has been focused on optimizing cashflow by eliminating non-core assets, streamlining on-going operations, and improving the Company’s balance sheet with an emphasis on improving key vendor relationships and reducing short and long-term debt. The revitalized Unrivaled team has operated with discipline and our preliminary fourth quarter financial results reflect their hard work. As we continue to work to strengthen our working capital, we also look forward to working to expand our California cannabis retail footprint, including through our previously announced agreements to operate Cookies-branded stores in Redding, CA and Oakland, CA.”

Sabas Carrillo, Unrivaled’s Chief Executive Officer added, “While substantial progress has been made, risk factors previously disclosed in public disclosures remain a threat to the Company including ongoing litigation with People’s California, LLC, substantial debt, and market conditions, any of which can derail our progress. We’ve come a long way in turning the Company around and are working with our creditors to restructure company debt to better position us for future growth. I am very proud of the work by the Unrivaled team and by the professionals at Adnant.  Both Unrivaled and Adnant have been focused on the Company’s business and the results we are sharing today are the product of dogged determination and relentless hard work. I am very grateful to the team at Adnant for their constant support, professionalism, and knowledge.  I look forward to what this team can achieve in the future.”

These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting principles. Accordingly, you should not place undue reliance on this preliminary data. The preliminary financial data has been prepared by, and is the responsibility of, our management. Marcum LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Marcum LLP does not express an opinion or any other form of assurance with respect thereto.

About Unrivaled Brands

Unrivaled Brands is a company focused on the cannabis sector with operations in California. Unrivaled Brands operates four dispensaries and direct-to-consumer delivery, a cultivation facility, and several leading company-owned brands. Unrivaled Brands is home to Korova, known for its high potency products across multiple product categories, currently available in California, Oregon, Arizona, and Oklahoma.

For more info, please visit: https://unrivaledbrands.com.

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Cautionary Language Concerning Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management's intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The Company uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on the Company’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors.

New factors emerge from time-to-time and it is not possible for the Company to predict all such factors, nor can the Company assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks will be more fully discussed in the Company’s reports with the SEC. Additional risks and uncertainties are identified and discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to the Company as of the date of this release. The Company undertakes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

Jason Assad

LR Advisors LLC.

jassad@unrivaledbrands.com

678-570-6791

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